EXHIBIT 99.1

PRESS RELEASE

For more information contact:                                                                          FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS THIRD QUARTER 2004 EARNINGS

BAR HARBOR, Maine (October 28, 2004) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.9 million for the quarter ended September 30, 2004 or fully diluted earnings per share of $0.61, compared with $1.2 million or fully diluted earnings per share of $0.38 for the third quarter of 2003, representing increases of 58% and 61%, respectively. For the nine-months ended September 30, 2004, total earnings amounted to $4.2 million or fully diluted earnings per share of $1.30, compared with $3.9 million or fully diluted earnings per share of $1.23 during the same period in 2003, representing increases of 6% for each period.

In making the announcement, President and Chief Executive Officer, Mr. Joseph M. Murphy commented, "We are encouraged by the continued improvement in the Company’s performance as we approach the close of 2004. On a year-to-date basis our overall operating costs are up only 2% compared with the first nine-months of 2003. The interest rate environment has kept pressure on our net interest margin throughout the year, although we are beginning to see some relief as the Federal Reserve continues to increase short-term interest rates. Fueled by strong and consistent loan growth, our third quarter net interest income was up 12% compared with the same quarter last year. Equally as important, our loan portfolios continued to reflect a sustained trend of strong credit quality."

Financial Condition

Led by continued growth in the consumer and commercial loan portfolios, total assets ended the quarter at $655 million, representing an increase of $71 million or 12% compared with December 31, 2003. Total loans ended the quarter at $430 million, representing an increase of $46 million or 12% compared with December 31, 2003, and an increase of $51 million or 13% compared with the same date last year. Loan growth was aided by $12 million in loans from the Bank’s previously announced completion of a branch office acquisition during February 2004 in the community of Rockland, Maine.

At September 30, 2004 total non-performing loans amounted to $850 thousand or 0.20% of total loans, compared with $1.5 million or 0.39% at December 31, 2003. At September 30, 2004, the allowance for loan losses expressed as a percent of non-performing loans stood at 563%, compared with 353% at December 31, 2003. Reflecting a sustained trend of strong credit quality, during the three and nine-month periods ended September 30, 2004, the Bank recorded a provision for loan losses of $30 thousand and $150 thousand respectively, representing reductions of $90 thousand and $270 thousand, compared with the same periods in 2003.

Total investment securities ended the quarter at $176 million, representing an increase of $18 million or 11% compared with December 31, 2003. The majority of the growth occurred in the second quarter of 2004 when the Bank increased its securities portfolio as market yields climbed to two-year highs. Securities added to the portfolio consisted of mortgage-backed securities with durations ranging between two and three years, and were principally funded with advances from the Federal Home Loan Bank, which at September 30, 2004 stood at $185 million compared with $171 million at December 31, 2003.

Total deposits ended the quarter at $397 million, representing an increase of $58 million or 17% compared with December 31, 2003, and an increase of $62 million or 19% compared with September 30, 2003. Accounts from the Rockland branch acquisition contributed $21 million to deposit growth, while a new institutional money market account contributed $17 million.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the quarter with a Tier I Capital Ratio of 7.63%.

Results of Operations

Consistent with industry-wide trends and the prolonged period of historically low interest rates, the Company’s net interest margin remained under pressure during the quarter. Despite a lower year-over-year net interest margin, strong earning asset growth generated third-quarter and year-to-date net interest income of $5.3 million and $15.0 million respectively, representing increases $551 thousand and $465 thousand, or 12% and 3%, compared with the same periods in 2003. The Company continued to maintain an asset sensitive balance sheet during the quarter, and management believes the Company is well positioned for a variety of future interest rate scenarios and any resulting impact on net interest income.

Total non-interest income amounted to $2.5 million and $5.2 million for the three and nine-months ended September 30, 2004, representing an increase of $579 thousand or 30% and a decrease of $207 thousand or 4%, respectively, compared with the same periods in 2003. Contributing to these results were net gains on the sale of securities, which increased $136 thousand during the three-months ended September 30, 2004 compared with the same period in 2003, but lagging the gains recorded during the first nine-months of 2003 by $436 thousand, or 50%. Reflecting the volatility in the U.S. Treasury yield curve, during the three and nine-months ended September 30, 2004 the Bank recorded mark-to-market adjustments for unrealized appreciation on interest rate swap agreements amounting to $429 thousand and $29 thousand respectively, whereas no unrealized gains or losses were recorded in 2003. For the three and nine-months ended September 30, 2004, income from trust and financial services declined $61 thousand or 12% and $274 thousand or 16% compared with the same periods in 2003 respectively, reflecting declines in the managed asset portfolio and retail brokerage volumes.

Total non-interest expenses amounted to $5.0 million and $14.2 million for the three and nine-months ended September 30, 2004 respectively, representing increases of $112 thousand and $229 thousand or 2% for each period, compared with the same periods in 2003. Included in third quarter and year-to-date non-interest expenses were costs related to the Company’s previously announced corporate re-branding and market research initiatives; other-than-temporary impairment write-downs of certain non-marketable equity investments; the recording of a loss associated with certain trust activities; and certain costs associated with the Bank’s acquisition of the Rockland branch office. Year-to-date salaries and benefit expenses of $6.8 million represented a decline of $307 thousand or 4% compared with the first nine-months of 2003, principally attributed to lower incentive compensation and staffing levels.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust, founded in 1887. With eleven branch office locations, the Company is a diversified financial services provider, offering commercial banking, consumer banking, trust, investment management, and brokerage services to individuals, businesses, governments, and not-for-profit organizations in Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. A further description of the general risks and uncertainties and other factors applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2004	9/30/2003	2004	2003

Total Assets	$ 654,699	$ 578,944	$ 670,209	$ 568,086
Total Investments	176,197	154,312	197,640	148,834
Total Loans	429,557	378,738	422,640	375,972
Allowance for loan losses	4,783	5,265	4,923	5,301
Total Deposits	397,175	335,006	390,929	327,611
Borrowings	197,546	183,183	218,110	178,805
Shareholders' Equity	54,663	53,397	56,385	53,059

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2004	9/30/2003	9/30/2004	9/30/2003

Interest and dividend income	$ 8,255	$ 7,489	$ 23,442	$ 22,892
Interest expense	2,943	2,728	8,491	8,406
Net interest income	5,312	4,761	14,951	14,486
Provision for loan losses	30	120	150	420
Net interest income after
provision for loan losses	5,282	4,641	14,801	14,066

Noninterest income	2,498	1,919	5,150	5,357
Noninterest expense	5,032	4,920	14,249	14,020

Pre-Tax Income	2,748	1,640	5,702	5,403
Income Tax	805	411	1,520	1,458

Net income	$ 1,943	$ 1,229	$ 4,182	$ 3,945

Earnings per share:
Basic	$ 0.63	$ 0.39	$ 1.35	$ 1.25
Diluted	$ 0.61	$ 0.38	$ 1.30	$ 1.23

Dividends per share	$ 0.20	$ 0.19	$ 0.60	$ 0.57
Return on Average Equity	13.71%	9.19%	9.52%	9.85%
Return on Average Assets	1.15%	0.86%	0.87%	0.95%
Tier 1 Leverage Capital Ratio	7.63%	8.86%
Book Value per share, period end	$ 17.68	$ 17.07
Shares outstanding, period end	3,091,143	3,128,830

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